The Summit Group, Inc.

                      Agreement for Consulting Services

To: The Summit Group, Inc.
 4215 Edison Lakes Parkway
 P.O. Box 5106
 Mishawaka, IN 46546-5106

Dominic Magliarditi
2 The Mart
18301 Von Karman Ave. Seventh Floor
Irvine, CA 92612

The Customer and The Summit Group, Inc. agree that the following terms and conditions shall govern in all cases when The Summit Group furnishes assistance to the customer in the installation, development, modification, and use of data processing procedures.

Services

Agreement shall cover all assistance performed by The Summit Group consulting personnel at the Customer's request, including, but not limited to, special studies, education and training, systems/application analysis, design and development, programming, conversion and implementation planning, and installation evaluation. These services may be performed at either the Customer's or The Summit Group's premises.

Term

This Agreement is effective from the date on which it is accepted by The Summit Group and shall remain in force until terminated by the Customer upon one month's prior written notice or by The Summit Group upon three months' prior written notice. Completion of any specific services or Customer's failure to order additional services hereunder shall not terminate this Agreement, it being the intent of the parties to leave this Agreement in effect in the event of future services.

Charges

The Customer agrees to pay charges for these services, including one-way billable travel time and reasonable actual expenses, in accordance with The Summit Group's established rates in effect when the services are rendered.

All billing rates are subject to change by The Summit Group upon two months' notice.

Charges will be invoiced bi-weekly for services rendered and will be payable on receipt of invoice.

 There sha 11 be added to any charges under this Agreement amounts equal to any applicable taxes however designated, levied, or based on such charges or on this Agreement or the services rendered hereunder, including state and local privilege or excise taxes based on gross revenue, and any taxes or amounts in lieu thereof paid or payable by The Summit Group in respect of the foregoing, exclusive of taxes based on net income.

The Customer will reimburse The Summit Group for special or unusual expenses incurred at the Customer's specific request.

Control and Supervision

Customer tasks on which Summit personnel assist shall remain under the supervision, management, and control of the Customer.

Confidentiality

With respect to financial, statistical, and personnel data relating to the Customer's business which is confidential, is clearly so designated, and which is submitted to The Summit Group by the Customer in order to carry out this Agreement The Summit Group will instruct its personnel to keep such information confidential by using the same care and discretion that they use with similar data which The Summit Group designates as confidential. However, The Summit Group shall not be required to keep confidential any data which is or becomes publicly available, is already in The Summit Group's possession, is independently developed by The Summit Group outside the scope of this Agreement or is rightfully obtained from third parties. In addition, The Summit Group shall not be required to keep confidential any ideas, concepts, knowhow, or techniques relating to data processing submitted to The Summit Group or developed during the course of this Agreement by Summit personnel or jointly by Summit and Customer personnel.

Rights in Data

All original written material including programs, tapes, listings, and other programming documentation originated and prepared for the Customer pursuant to this Agreement shall belong exclusively to The Summit Group. The Summit Group grants to die Customer a nonexclusive, irrevocable, and royalty-free license to use this material throughout the world in any of its locations or in any of its Parent Corporation's locations.

The ideas, concepts, know-how, or techniques relating to data processing, developed during the course of this Agreement by Summit personnel or jointly by The Summit Group and Customer personnel shall be treated as follows: (a) if made by Customer personnel, it shall be the property of the Customer; (b) if made by Summit personnel, it shall be the property of The Summit Group and The Summit Group grants to the Customer a non-exclusive, irrevocable, and royalty-free license throughout the world; (C) if made jointly by personnel of The Summit Group and the Customer, it shall be jointly owned without accounting.

This Agreement shall not preclude The Summit Group from developing materials which are competitive, irrespective of their similarity, to materials which might be delivered to the Customer pursuant to this Agreement.

Personnel

In recognition of the fact that Summit personnel provided to the Customer under this Agreement may perform similar services from time to time for others, this Agreement shall not prevent The Summit Group from performing such similar services or restrict The Summit Group from using the personnel provided to the Customer under this Agreement The Summit Group will make every effort consistent with sound business practices to honor the specific requests of the Customer with regard to the assignment of its employees; however, The Summit Group reserves the sole right to determine the assignment of its employees. The Customer and The Summit Group agree that they will not, during the term of this Agreement nor for a period of one year after its termination, solicit for employment or employ, whether as employee or independent contractor, each other's employees without written consent.

Proposals for Service

Proposals for services to be rendered under this Agreement may be in writing. No estimates are guaranteed in any way or to any extent by The Summit Group and do not change this Agreement to a fixed price contract. The Summit Group will, however, notify the Customer as soon as practicable if the estimate win be exceeded, and the Customer may then terminate the services, paying only for effort expended to that time. Charges will be paid by the Customer at the established rates whether the charges are above or below the estimate.

Proposals may include agreed to work schedules of Summit personnel. The Summit Group will attempt to provide personnel in accordance with such schedules subject to circumstances beyond The Summit Group's control.

Should a Summit employee be unable to perform scheduled services under this Agreement because of illness, resignation, or other causes beyond The Summit Group's reasonable control, The Summit Group will attempt to replace such employee within a reasonable time, but The Summit Group shall not be liable for failure to replace such employee within the schedule.

All schedules may be revised by mutual agreement.

Limitation of Liability

The Customer agrees that The Summit Group's liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for those services associated with the specific task in question. This shall be the Customer's exclusive remedy.

The Customer further agrees that The Summit Group will not be liable for any lost profits, nor for any claim or demand against the Customer by any other party.

No action, regardless of form, arising out of the services under this Agreement may be brought by either party more than one year after the cause of action has accrued, except that an action for nonpayment may be brought within one year of the date of last payment.

The Summit Group does not make any express or implied warranties, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose, and no Year 2000 warranties.

In no event will The Summit Group be liable for consequential damages even if The Summit Group has been advised of the possibility of such damages.

General

The terms of this Agreement may be modified by The Summit Group upon three months' written notice to the Customer. The Customer may exercise his right to terminate; otherwise, such modification shall become effective.

The term "this Agreement" as used herein includes any future written amendments, modifications, or supplements made in accordance herewith.

The Customer acknowledges that he has read this agreement, understands it, and agrees to be bound by its terms, and further agrees that it is the complete and exclusive statement of the agreement between the parties, which supersedes all proposals oral or written and all other communications between the parties relating to the subject matter of this agreement.

The Agreement will be governed by the laws of the State of Indiana.

Accepted By:

The Summit Group, Inc.

/s/Bruce A. Danielson
Senior Vice President

Date  6/24/99


Client Name

2TheMart.com, Inc.

/s/Dominic J. Magliarditi
President
Date  6/22/99

         Addendum to Agreement for Consulting Services

This Addendum dated the 22nd day of June, 1999, to the Agreement for Consulting Services of even date (the "Agreement") between The Summit Group, Inc. ("The Summit Group') and 2TheMart.com, Inc. ("Customer") sets forth the terms and conditions which are in addition to and/or modifies those terms and conditions set forth in the Agreement.

1.        In the section entitled "Charges", make the following changes:

a. At the end of the first paragraph, after the words "services- are rendered". add the words "which rates shall have been provided in advance.".

b. In the second paragraph, after the words "two months' ", insert the words "Prior written".

2. In the section entitled "Confidentiality", in the last sentence, after the words "concepts, know-how", delete the words "or techniques relating to data processing submitted to The Summit Group or".

3. At the end of the section entitled "Rights in Data", add the following new sentence:

"If outside the commercially developed software packages, The Summit Group creates some original concept specific to Customer, which provides the Customer with a competitive advantage, The Summit Group will not share this concept with Customer's competitors for a period of six (6) months from the launch of Customer's website, without the prior written consent of Customer. The list of Customer's competitors is provided as Exhibit A.".

4. In the section entitled "Proposals for Service", the first paragraph, the first sentence, after the word "Agreement", replace the word "may" with the word "will".

5.    In the section entitled "General", make the following changes:

a. Delete the first paragraph in its entirety and replace it with the following:

"The terms of this Agreement may only be modified in writing and signed by both parties.".

b. In the last paragraph replace the word "Indiana" with the word "California".

Except as expressly modified herein, the terms and conditions of the Agreement are in full force and effect. In, the event of any conflict, the terms and conditions of this Addendum shall prevail.

Accepted By:

The Summit Group, Inc.

/s/Bruce A. Danielson
Senior Vice President

Date  6/24/99


2TheMart.com, Inc.

/s/Dominic J. Magliarditi
President
Date  6/22/99

Exhibit A

Ebay.com
Amazon.com
Lycos Auctions
Excite Auctions
Yahoo Auctions
Priceline.com
Onsale.com
Ubid.com
Auction Universe (Classified Ventures)
First Auction
Bid.com
City Auction
Bidnow.com
Edeal.com
Rbid.com
Microsoft Corporation